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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 11, 2002

                                  H POWER CORP.
               (Exact name of issuer as specified in its charter)




          Delaware                         0-31195               22-3010742
(State or other Jurisdiction        (Commission File Number)   (IRS Employer
of Incorporation or Organization)                            Identification No.)


         60 Montgomery Street
        Belleville, New Jersey                                          07109
(Address of Principal Executive Offices)                              (Zip Code)


       Registrant's telephone number, including area code: (973) 450-4400


                                      None.
                 (Former address, if changed since last report.)





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ITEM 5. OTHER EVENTS

         On November 12, 2002, H Power Corp. (the "Company") issued a press release announcing that it had signed an Agreement and Plan of Merger (the "Agreement") by and among Plug Power Inc. ("Plug Power"), Monmouth Acquisition Corp., a wholly-owned subsidiary of Plug Power ("MergerCo"), and the Company. MergerCo is a newly formed corporation organized by Plug Power. Under the terms of the Agreement, MergerCo will merge (the "Merger") with and into the Company, and the shareholders of the Company will receive Plug Power common stock equaling approximately $4.70 per share for each share of H Power common stock. The exchange ratio, calculated as approximately .80 of a share of Plug Power common stock for each share of H Power common stock as of the signing of the definitive agreement, will vary within upper and lower bounds of up to 10%, depending on the value of Plug Power common stock at closing. In addition, the value to be paid will vary depending on the amount of H Power's cash, assets and liabilities at the closing date. The Merger is subject to various conditions, including approval by each company's shareholders.

         Upon consummation of the Merger, the Company's common stock will no longer be traded on the Nasdaq National Market or any other securities exchange, and the Company will become a wholly-owned subsidiary of Parent.

         The Agreement and the press release are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference. The description of each document set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of each such document.



ITEM 7. EXHIBITS.

        Exhibit No.                       Description

          2.1 Agreement and Plan of Merger, dated as of November 11, 2002, by and among Plug Power Inc., Monmouth Acquisition Corp. and H Power Corp.

          99.1      Press release of H Power Corp., dated November 12, 2002



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    H. POWER CORP. (Registrant)


                                    By:  /s/ William L. Zang
                                         ---------------------------------------
                                             William L. Zang
                                             Chief Financial Officer


Date: November 12, 2002